                                                                      EXHIBIT 99


WEDNESDAY, SEPTEMBER 17, 8:14 AM EDT
COMPANY PRESS RELEASE

Vision Twenty-One, Inc. Completes Three Acquisitions;
Expands Local Area Delivery Systems

         LARGO, Fla., Sept. 17/PRNewswire/ -- Vision Twenty-One, Inc. (NASDAQ:EYES), an eye care practice management company, today announced the acquisition of the operating assets of Florida Eye Center, Managed Health Services (MHS) and Retina Associates, Southwest, P.C. These acquisitions are consistent with the Company's strategy to develop Local Area Delivery Systems
(LADS).

         The transactions have closed in escrow pending finalization of certain closing items and are accretive to Vision Twenty-One Inc.'s earnings on a pro forma basis. Aggregate consideration for these acquisitions was approximately $8.6 million, consisting of cash in the amount of $3.6 million and 490,000 shares of Vision Twenty-One, Inc. common stock. The consideration is subject to certain adjustments.

         Vision Twenty-One, Inc. will manage the centers pursuant to its 40-year Management Agreement. Florida Eye Center, located in Tampa, Florida, is a five-ophthalmologist multi-specialty practice with two locations and an optical dispensary. Retina Associates, Southwest is a three-physician premier sub-specialty retina practice. Retina has two offices located in Tucson, Arizona. These practices had combined clinic revenues of $6.9 million for the year ended December 31, 1996. On a pro forma basis, these transactions would have added $4.4 million in practice management fee revenue.

         Vision Twenty-One, Inc. also acquired Managed Health Services (MHS), a managed-care company. MHS is located in Tampa, Florida, and consists of 28 contract providers (26 M.D.'s and 2 O.D.'s), with existing contracts covering over 83,000 capitated ophthalmology lives in Florida. The revenues from MHS were $1.8 million for the year ended December 31, 1996.

         Additionally, Vision Twenty-One, Inc. opened two optometry clinics located inside retail centers in Louisiana in September 1997.

         Theodore N. Gillette, Chairman, President and Chief Executive Officer of Vision Twenty-One, Inc. stated: "These acquisitions continue Vision Twenty-One's strategy of developing our Local Area Delivery Systems. Through the integration process, eye care patients will receive comprehensive quality eye care through cost-efficient services in strategic geographic networks."

         Vision Twenty-One, Inc. successfully completed its Initial Public Offering of 2,100,000 shares of common stock at $10.00 per share on August 18, 1997. The Company's common stock, traded on NASDAQ, closed at the end of the day September 16, 1997, at $14.00 per share.

         Vision Twenty-One, Inc. provides a wide range of management and administrative services to its LADS, which are integrated networks of optometrists, ophthalmologists, ASCs and retail optical centers. LADS are designed to offer the full continuum of eye care services in local markets served by the Company. Vision Twenty-One, Inc. currently provides its services to 11 LADS located in six states through which 660 Affiliated Providers deliver eye care services.

         Statements contained in this press release that are not based on historical fact, including statements of revenues and future expansion of Vision Twenty-One, Inc. are forward-looking statements. These forward-looking statements contain statements regarding expected future profitability to the Company resulting from the acquisitions, the quality of eye care by managed providers affiliated with the Company, the integration of the Company's Local Area Delivery System, and the cost efficiency of service delivered by these managed providers. Actual results may differ materially from the statements made as a result of various factors including, but not limited to, the risks associated with the Company's ability to finance future growth; the loss of significant management contract(s); profitability at sites managed by Vision Twenty-One, Inc.; the ability of the Company to successfully integrate the acquisitions, the ability of the Company to effectively manage the cost of the acquisitions; any material impact on future revenues of the acquired businesses; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; the ability of the Company to retain managed care contracts with acceptable terms; and other risks, including those identified in the Company's most recent S-1 registration statement and in other documents filed by the Company with the U.S. Securities and Exchange Commission (SEC).


                                     -2-